[THOMSON LOGO]

                           U.S. Employee Shareholding
                                  December 2003






                           U.S. EMPLOYEE PLAN DOCUMENT








                               December 2003


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                                 [THOMSON LOGO]

                           U.S. Employee Shareholding
                                  December 2003



                           U.S. EMPLOYEE PLAN DOCUMENT

                                    CONTENTS

INTRODUCTION..................................................................1

DEFINED TERMS.................................................................1

TERMS AND CONDITIONS OF THE PLAN..............................................3

         A.   Purpose.........................................................3

         B.   Eligibility.....................................................3

         C.   Offer Period....................................................3

         D.   Purchase Price..................................................4

         E.   Terms of Thom Invest 2003.......................................4
              1.  Conversion of Purchase Price to U.S. Dollars................4
              2.  Restrictions on Resale......................................4
              3.  Payment Terms...............................................5
              4.  Consequences of a Default in Payment........................5
              5.  Termination of Employment...................................7
              6.  Consequences of Death.......................................7

         F.   Certain General Terms and Conditions............................7
              1.  Allotment and Allocation....................................7
              2.  Maximum Purchase Order......................................7
              3.  Purchase Formalities........................................8
              4.  Required Tax Payments.......................................8
              5.  Safekeeping.................................................9
              6.  Resales.....................................................9
              7.  Rights of Participating Employees as Shareholders..........10
              8.  Administration and Amendment...............................11


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                                 [THOMSON LOGO]

                           U.S. Employee Shareholding
                                  December 2003

                           U.S. EMPLOYEE PLAN DOCUMENT


                                  INTRODUCTION

         This U.S. Employee Plan document sets forth the terms and conditions of an offering of ordinary voting shares of Thomson to eligible employees of Thomson and its majority-owned subsidiaries who reside in the United States.



                                  DEFINED TERMS

         As used in this Plan document, the following terms have the meanings indicated. In addition, other terms are defined throughout the Plan document and are thereafter written with initial capital letters.

Defined Term                  Meaning
------------                  -------

"ADR"                         An American Depositary Receipt, which is a U.S.
                              dollar-denominated, negotiable certificate that represents an ADS.

"ADS" An American Depositary Share. Each ADS represents one Share. Shares offered pursuant to the Plan will be in the form of ADSs.

"Allocation Date"             The date on which Shares purchased pursuant to the
                              Plan are definitively allocated to Participating
                              Employees and transferred to accounts maintained on their behalf with the Depositary.

"Committee"                   As defined in Section F.8 below.

"Deposit Agreement"           As defined in Section F.5 below.



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                                       2


"Depositary"                  JPMorgan Chase Bank, which is the depositary bank
                              for the Company's ADS program and has been retained by the Company to perform certain administrative functions in connection with the Plan.

"Eligible Employees"          Employees who are eligible to purchase Shares
                              under the Plan. The conditions of eligibility are set forth at Section B below.

"Four-Installment Payment
Method"                       As defined in Section E.3 below.

"Offer Period"                The period during which Eligible Employees may
                              submit orders for Shares offered under the Plan.

"Participating Employee"      An Eligible Employee who elects to purchase Shares
                              under the Plan.

"Plan" The terms and conditions of Thomson U.S. Employee Shareholding - December 2003 as set forth in this plan document.

"Private Placement"           As defined in Section A below.

"Reference Price"             As defined in Section D below.

"Securities Act"              As defined in Section F.7 below.

"Shares" The ordinary voting shares of the Company. Each Share has a nominal value of 3.75 euro.

"Thom Invest 2003"            The purchase option being made available to
                              Eligible Employees.

"Thom Invest 2003
Restricted Period"            As defined in Section E.2 below.

"Thomson" or the "Company"    Thomson (formerly known as Thomson multimedia), a
                              French company.

"U.S. Subsidiaries"           Those companies organized within the United States
                              in which Thomson owns, directly or indirectly, a majority interest.

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                                       3



"Worldwide Employee Offering" An offering of Shares to eligible employees of
                              Thomson and its majority-owned subsidiaries throughout the world. The offering pursuant to the Plan constitutes a part of the Worldwide Employee Offering.



                        TERMS AND CONDITIONS OF THE PLAN

A.   Purpose

         The purpose of the Plan is to enable Eligible Employees to purchase Shares on preferential terms and thereby to encourage them to identify their interests with those of the Company. Shares offered under the Plan are currently owned by TSA (formerly Thomson SA), which is wholly owned by the French State.

         The offering pursuant to the Plan is part of a series of transactions that includes a sale by TSA of a portion of its stake in the Company through a private placement to institutional investors (the "Private Placement").

         The Plan is not subject to the provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended, and is not a "qualified plan" under Section 401(a) of the U.S. Internal Revenue Code, as amended.

B.   Eligibility

         "Eligible Employees" include all individuals who, at the beginning of the Offer Period, are employed on a regular full-time basis, or on a regular part-time basis working 20 or more hours per week, by any U.S. Subsidiary.

         Eligible Employees include employees who otherwise meet the requirements described in the preceding paragraph, but who are absent from active service due to an authorized leave for disability, workers compensation, family leave or other authorized leave of absence.

         There is no minimum service requirement for participation in the Plan by active employees.

         Former employees (retired or otherwise) are not Eligible Employees.

C.   Offer Period

         The Offer Period is expected to open 8:00 A.M. (New York time) on Friday, December 12, 2003 and to close at 11:59 P.M. (New York time) on Friday, December 19, 2003.

         The Company reserves the right to change the expected starting or end dates of the Offer Period. The Company will notify Eligible Employees of any such change.

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                                       4


D.   Purchase Price

         The prices for Shares offered under the Plan is 14.60 euro. This represents a 20% discount from the price of 18.25 euro per Share (the "Reference Price") at which TSA sold Shares in the Private Placement.

E.   Terms of Thom Invest 2003

         A single purchase option is available to Eligible Employees under the Plan. This purchase option is referred to as "Thom Invest 2003."

         Unlike prior employee offerings, Thom Invest 2003 does not include any provision for "bonus shares."

         1.       Conversion of Purchase Price to U.S. Dollars

         The purchase price for Shares under Thom Invest 2003 is 14.60 euro per Share. Participating Employees in the United States will make payment in U.S. dollars.

         The U.S. dollar equivalent of the initial amount due for Shares purchased under Thom Invest 2003 will be based on an exchange established at the time Participating Employees are invoiced for amounts due. The Company's determination of these U.S. dollar amounts will be final and binding on all Participating Employees.

         Participating Employees bear the risk of exchange rate fluctuations.

         2.       Restrictions on Resale

         A Participating Employee may not sell, pledge or otherwise transfer (including by gift) Shares purchased pursuant to Thom Invest 2003 for the longer of

          o    two years from the Allocation Date; and

          o    the date on which the full purchase price of such Shares is paid.

This period is referred to herein as the "Thom Invest 2003 Restricted Period." Under no circumstances will Participating Employees be permitted to sell, pledge or otherwise transfer Shares purchased under Thom Invest 2003 during the Thom Invest 2003 Restricted Period.

         For a Participating Employee who elects to pay for shares using the Four-Installment Payment Method described below, the Thom Invest 2003 Restricted Period will continue until three years after the Allocation Date, because the final installment payment will not be made until then.

         The resale restrictions of the Plan will remain in effect if a Participating Employee's employment terminates before the end of the Thom Invest 2003 Restricted Period.

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                                       5


         Participating Employees who purchase Shares under Thom Invest 2003 will not be able to liquidate their investment during the Thom Invest 2003 Restricted Period and must, therefore, bear the financial risk of their investment during this period.

         3.       Payment Terms

         Two payment methods will be available for Shares purchased under Thom Invest 2003. A Participating Employee must select a single payment method for all Shares purchased under Thom Invest 2003.

         a. Payment in Full. A Participating Employee may make payment in full for Shares purchased under Thom Invest 2003. Participating Employees electing this payment option will be invoiced following the Allocation Date for the full purchase price of their Thom Invest 2003 Shares. See "Restrictions on Resale" above.

         b. Four-Installment Payment Method. Participating Employees may alternatively elect to make payment for Shares purchased under Thom Invest 2003 in four cash installments (the "Four-Installment Payment Method") as follows:

          o Participating Employees electing this payment option will be invoiced following the Allocation Date for the first installment, equal to 20% of the total purchase price for Shares purchased under Thom Invest 2003.

          o The second installment will be due approximately one year after the Allocation Date and will also equal 20% of the total purchase price.

          o The third installment will be due approximately two years after the Allocation Date and will equal 30% of the total purchase price.

          o The fourth and final installment will be due approximately three years after the Allocation Date and will equal the remaining 30% of the total purchase price.

         No interest will be charged on the unpaid balance of the purchase price of Shares purchased using the Four-Installment Payment Method. If, however, the unpaid balance is $10,000 or more, the U.S. Internal Revenue Service will impute interest that will be taxable income to the Participating Employee.

         To secure repayment of the second, third and fourth installments, the Company will hold a security interest in all Shares that a Participating Employee purchases under Thom Invest 2003. This security interest will continue in effect until a Participating Employee's obligations have been satisfied in full. See "Consequences of a Default in Payment" below.

         4.       Consequences of a Default in Payment

         All orders under the Plan will become binding and irrevocable at the end of the Offer Period.

         a. Default on First Payment. A default in making the initial payment due for Shares purchased under Thom Invest 2003 (the full purchase price, if the Participating Employee elects payment in full, or the first installment, if the Participating Employee elects the Four-Installment Payment Method), will not relieve a Participating Employee of his or her obligations under the Plan. The

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                                       6


Company may enforce its right to be paid any delinquent amount and/or may seek recovery of any damages it may incur as a result of the Participating Employee's default. Alternatively, the Company may elect to treat the Participating Employee's order for Shares under Thom Invest 2003 as null and void, and the Participating Employee will forfeit all rights under Thom Invest 2003.

         b. Other Defaults. All Participating Employees who elect the Four-Installment Payment Method will be required to execute a Pledge and Security Agreement under which they will grant a security interest to the Company or a designated subsidiary in all Shares purchased under Thom Invest 2003. This security interest will secure the Participating Employee's obligations to pay the remaining three installments of the purchase price of Shares purchased using the Four-Installment Payment Method and to pay all required tax amounts.

         A Participating Employee who defaults in satisfying any portion of the purchase price for Share when due will be considered in default under the Plan. Default will have the following consequences:

          i. If the default relates to payment of any portion of the purchase price, the Participating Employee will forfeit the 20% discount under Thom Invest 2003. Consequently, the Participating Employee will be required to make payment of the full Reference Price (18.25 euro) for such Shares.

          ii. Upon the occurrence of an event of default, the Company or its subsidiary will have the right to direct the Depositary to sell up to all of the Shares held by it as security for the Participating Employee's obligations. The proceeds of any such sale shall be applied:

                    First, to pay all obligations then owed by the Participating
               Employee under the Plan, including any unpaid portion of the purchase price for Shares and any unpaid tax amount. If the default relates to the second or third installment under the Four-Installment Payment Method, the Company or its subsidiary may, in its discretion, elect to sell enough Shares to pay either the full balance of the purchase price owed by the defaulting Participating Employee or only the amount of such installment (determined, in either case, after giving effect to forfeiture of the 20% discount applicable at the time of purchase, as described above). In the latter case, the Participating Employee's obligation to make any subsequent installment payment will continue in full force and effect; and

                    Second, to pay the expenses of the Company or its subsidiary in enforcing the Pledge and Security Agreement, in realizing on or protecting the collateral under such agreement and in enforcing or collecting the Participating Employee's obligations thereunder, including attorneys' fees.

         Any remaining proceeds will be paid to the defaulting Participating Employee or his or her successors and assigns, or as a court of competent jurisdiction may direct. If, after such sales, there exists any net balance owed to the Company or its designated subsidiary, the Participating Employee will be obligated to reimburse the Company for the deficit amount.

         The amount of Shares to be sold following a default in payment shall be determined by the Company in its sole discretion, and a defaulting Participating Employee shall have no right to require the Company to direct the sale of fewer than all of the Shares purchased pursuant to Thom Invest 2003.

         All dividends and other property, if any, received with respect to the Shares will also be applied to the amount owed.


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                                       7


         5.       Termination of Employment

         The following terms shall apply upon termination of a Participating Employee's employment, whether by retirement, voluntary resignation, involuntary termination or otherwise.

         a. Restrictions on Transfer Continue in Effect. Shares purchased under Thom Invest 2003 will remain subject to the restrictions on transfer described above in "Restrictions on Resale" for the remainder of the Thom Invest 2003 Restricted Period, notwithstanding termination of employment.

         b. Payment Obligations. Termination of employment will not affect a Participating Employee's rights in Shares purchased under Thom Invest 2003 or the Participating Employee's obligations under the Four-Installment Payment Method. Following termination of employment a Participating Employee will remain obligated to make any remaining installments of the purchase price for Shares at the same time and in the same manner as employees whose employment continues, and will incur the same consequences if there is a default in payment; see "Payment Terms" above.

         6.       Consequences of Death

         Upon the death of a Participating Employee prior to the payment of the final installment of the purchase price for Shares purchased using the Four-Installment Payment Method, all rights of the Participating Employee in or with respect to such Shares, and all obligations to make additional installment payments, shall be transferred to the Participating Employee's estate or to any person or persons who shall have acquired such Shares by will or the laws of descent and distribution. The estate or such other person or persons shall have the right to prepay any remaining installment payments at any time without penalty. A subsequent default by such estate or other person in the payment of any installment payment when due will have the consequences described above under "Payment Terms -- Consequences of a Default in Payment".

         Before giving effect to any purported transfer by will or the laws of descent and distribution, the Company may require submission to it or its agent of written notice of the transfer and a copy of the will and/or such evidence as the Company or such agent may deem necessary to establish the validity of the transfer.

F.   Certain General Terms and Conditions

         1.       Allotment and Allocation

         The number of Shares available for the Worldwide Employee Offering will be limited to 5,775,883 Shares. If total employee orders in the Worldwide Employee Offering exceed this amount, an allocation or reduction rule will be applied under conditions defined by the French State in consultation with the Company. The determination of the French State as to the number of Shares allotted to any Participating Employee shall be final and binding.

         2.       Maximum Purchase Order

         Under applicable French law, the Shares purchased by any Participating Employee pursuant to the Plan may not have an aggregate purchase price in excess of 145,912.40 euro. Consequently, the maximum order under Thom Invest 2003 will be 9,994 Shares.


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                                       8


         If an Eligible Employee places an order for Shares having an aggregate purchase price in excess of this limit, the order will automatically be reduced and will be considered an order for 9,994 Shares.

         3.       Purchase Formalities

         Eligible Employees who elect to purchase Shares will place orders through an Interactive Voice Response (IVR) system operated by JPMorgan Chase Bank. The IVR system may be accessed within the United States by calling a toll-free number that will be communicated to Eligible Employees.

         Orders may be modified or cancelled through the IVR system until the end of the Offer Period. There will be no charge for any such modification or cancellation. All orders will become binding and irrevocable at the end of the Offer Period and will constitute a legally enforceable contract of the Participating Employee at that time.

         Following the end of the Offer Period, the French State, in consultation with the Company, will determine the number of Shares to be allocated to each Participating Employee, based on the procedures and limitations described above under "Allotment and Allocation." Participating Employees will be notified of the number of Shares allocated to them. Shares will be allocated in whole numbers only.

         Participating Employees will be required to sign and return to the Company with their initial payment a confirmation of their acceptance of the terms and conditions of the Plan, which will include, for employees who elect the Four-Installment Payment Method, a Pledge and Security Agreement granting a security interest in their Thom Invest 2003 Shares to the Company or a designated subsidiary of the Company.

         Participating Employees will also be advised of any applicable withholding tax payment. See "Required Tax Payments" below.

         4.       Required Tax Payments

         The Company or its U.S. Subsidiaries are required to withhold the U.S. federal income tax and, where applicable, state income and employment taxes applicable to compensation realized upon the purchase of Shares under the Plan. Participating Employees who are citizens or permanent residents of the United States, or otherwise taxable in the United States on compensation earned from the Company or its U.S. Subsidiaries, will recognize ordinary income for U.S. federal income tax purposes in an amount equal to (i) the fair market value of the Shares purchased, determined at the time Shares are allocated to Participating Employees, minus (ii) the subscription price. U.S. federal employment taxes (Social Security and Medicare (FICA and FUTA) taxes), as well as state income tax, may also be due, depending on the circumstances of the Participating Employee.

         Following the Allocation Date, the Company or its U.S. Subsidiaries will notify Participating Employees of the applicable amount of the taxes required to be paid in connection with their purchase. Required tax amounts will be withheld from future payments of salary (or payments of other compensation) to Participating Employees to the extent possible. If the Participating Employee's employer determines that salary withholding will not be an adequate or feasible way to satisfy withholding tax obligations, such Participating Employee will be required to forward a check in the appropriate amount to the Company or the appropriate U.S. Subsidiary within ten days. If a Participating Employee's employment terminates before the Allocation Date, he or she will not be able to satisfy applicable tax obligations through salary withholding and may be required to submit a check in the appropriate amount to the Company or a U.S. Subsidiary.

         Notwithstanding anything else in the Plan, the Company reserves the right to assert any and all remedies that may be available to it if a Participating Employee fails to forward a check in the amount of any required tax payment within the specified period, including without limitation the right to


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                                       9


treat an order as void and without effect or to delay delivery of purchased Shares until payment has been made. The security interest held by the Company or its subsidiary in a Participating Employee's Shares will continue in effect until the Participating Employee has satisfied all tax obligations under the Plan. If a Participating Employee fails to make any required tax payment, the Company or its subsidiary may exercise any rights it has under law, including under its security interest, and may in its discretion direct the Depositary to sell deposited securities and deduct the amount owing from the net proceeds of such sale. See "Consequences of a Default in Payment" above. The Participating Employee will remain liable for any shortfall.

         5.       Safekeeping

         The Shares purchased pursuant to the Plan will be issued in book-entry form and registered on the books of the Company's headquarters in France. Shares will be deposited with the Depositary pursuant to a Deposit Agreement between the Company and JPMorgan Chase Bank, as Depositary (the "Deposit Agreement"), against issuance by the Depositary of an equal number of American Depositary Shares. The Depositary, as custodian for the Plan, will in turn maintain an account in the name of each Participating Employee, which account will reflect the number of Shares (in the form of ADSs) held by such Participating Employee.

         After Shares have been fully paid for, a Participating Employee may request the Depositary to issue a certificate (an ADR) for those Shares.

         The Depositary will issue periodic statements to Participating Employees. Such statements shall reflect any dividends received and distributed to the Participating Employee since the last statement. The Depositary will also issue any tax forms, returns and claims for recovery of the French "avoir fiscal" and withholding taxes and certificates showing the total amount of the dividends received by the Participating Employee during the applicable calendar year.

         The Company or one or more of its subsidiaries will bear all administrative charges relating to maintenance of Participating Employee accounts with the Depositary at least until the end of the Thom Invest 2003 Restricted Period, provided that the Participating Employee maintains his or her account with the Depositary during this period. Participating Employees will be responsible for brokerage and similar charges incurred in connection with resales of Shares, and for any charges incurred with respect to sales of Shares resulting from a default in payment of an installment under Thom Invest 2003. See "Terms of Thom Invest 2003 -- Consequences of a Default in Payment."

         6.       Resales

         For so long as Shares are held by a Participating Employee through the Depositary, any sale of Shares by such Participating Employee will be made through the Depositary, who will offer the Shares, or cause the Shares to be offered, for sale on the New York Stock Exchange, Euronext Paris (formerly the Paris Bourse) or any other stock exchange on which the Shares are actively traded. (In the event of a sale on a stock exchange in the United States, the Shares will be sold in the form of ADSs.) The sale of Shares is subject to brokerage commissions, for which the selling Participating Employee will be responsible.


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                                       10


         7.       Rights of Participating Employees as Shareholders

         Except as otherwise noted, Participating Employees will have the rights and privileges provided under French law in the Shares they purchase under the Plan. Voting and dividend rights with respect to the Shares are described below.

         a. Voting. The Depositary shall mail to each Participating Employee, as promptly as practicable following receipt thereof by the Depositary, all notices of shareholders' meetings and related proxy statements and other materials prepared by the Company for distribution to holders of ADSs. In accordance with the Deposit Agreement and to the extent permitted by French law, the Depositary shall, upon request by a holder of ADSs, take appropriate action to enable the Shares underlying such holder's ADSs to be voted in accordance with the instructions of such holder.

         The Company is not subject to the proxy rules of the United States Securities Exchange Act of 1934, as amended.

         b. Cash and Share Dividends. All cash dividends paid by the Company in respect of Shares purchased under the Plan shall be converted by the Depositary into U.S. dollars at the then prevailing exchange rates and shall be distributed to the Participating Employees in proportion to the number of Shares owned by them. Any Shares or other property (other than the rights referred to below) distributed by the Company in respect of the Shares shall be held by the Depositary for the account of the Participating Employees.

         The Company does not currently pay dividends. There can be no assurance that the Company will pay dividends on the Shares in the future, nor can any assurance be given as to the amount of any such dividends.

         c. Rights. The Company may, from time to time, offer to its shareholders rights to subscribe for additional Shares or rights of any other nature. The Company may, in its sole discretion, decide not to register such rights or the securities to which such rights relate under the U.S. Securities Act of 1933, as amended (the "Securities Act"), where such registration would be required in connection with the offer or sale of such rights or securities to Participating Employees. In such case, Participating Employees will not be permitted to purchase such securities or otherwise exercise such rights and the Depositary may dispose of such rights for the account of the Participating Employees in a manner that it deems equitable and practicable and distribute the proceeds to the Participating Employees (subject to the payment of any expenses incurred in connection with such disposal).

         d. Other Adjustments. The terms and conditions of the Plan, may be equitably adjusted in the discretion of the Committee (as defined below) in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, spin-off, split-up, combination, exchange of Shares, warrants or rights offering to purchase Shares or similar event. It is understood that any such adjustment shall be made in a manner that the Committee considers to be consistent with any adjustments made in respect of other Shares sold in the Worldwide Employee Offering.



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                                       11


         8.       Administration and Amendment

         a. Administration. The Plan shall be administered by a committee (the "Committee"). The members of the Committee are appointed with the approval of, and serve at the discretion of, Thomson and are eligible to participate in the Plan on the same terms as other Eligible Employees. Decisions of the Committee are final and conclusive in all matters relating to the Plan, including without limitation any determination of whether an individual is an Eligible Employee.

         The Plan provides for the making of certain determinations, including without limitation determinations of fair market value of Shares and exchange rates to be used to determine the amount of installment payments. The Company (which may, but shall not be required to, act through the Committee) shall be responsible for making all such determinations, and all such determinations shall be final and binding on Participating Employees.

         No member of the Committee shall be liable for anything whatsoever in connection with the administration of the Plan except such member's own willful misconduct. Under no circumstances shall any member of the Committee be liable for any act or omission of any other member of the Committee. In the performance of its functions with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the officers of the Thomson group (including the U.S. Subsidiaries), the group's accountants and counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice. Members of the Committee will be indemnified by the Company or another member of the Thomson group (including the U.S. Subsidiaries) for any liabilities, expenses or losses incurred by them in connection with the administration of the Plan.

         b. Right to Amend or Terminate the Plan. The Company in its discretion may amend the terms of the Plan, including the terms of Thom Invest 2003, at any time, or from time to time. No such amendment, however, may adversely affect the rights of Participating Employees in Shares they have already purchased under the Plan. In addition, the Company reserves the right to terminate operation of the Plan at any time in its sole discretion, and, should it elect to do so before delivery of any of the Shares for which orders were tendered, the orders shall be canceled, and this Plan shall cease to have any effect.